Exhibit 23.3

CONSENT OF DOYLE TRADING CONSULTANTS, LLC

Doyle Trading Consultants, LLC, as independent market consultants, hereby consents to (i) the use of our firm’s name and references to us as experts in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by Ramaco Resources, Inc. (the “Company”), and any amendment thereto, including the prospectus contained therein (the “Registration Statement”) and (ii) the use of our report, “Coking Coal Market Overview for Ramaco,” dated October 7, 2016 (and inclusion of information contained therein in the Registration Statement) relating to the metallurgical coal market.

DOYLE TRADING CONSULTANTS, LLC

By:	/s/ Hans Daniels
Name: Hans Daniels
Title: Chief Executive Officer

December 29, 2016